Exhibit 99.1

Contact:
Lissa Goldenstein
Chief Executive Officer
650-716-1600
investor@argotech.com

Argonaut Technologies Appoints Lyron Bentovim to Board of Directors

Redwood City, Calif. May 6, 2005 — Argonaut Technologies, Inc. (Nasdaq: AGNT) today announced the appointment of Lyron Bentovim to its board of directors. Mr. Bentovim is a managing director of SKIRITAI Capital LLC, which holds approximately 5.6% of Argonaut’s outstanding shares. Mr. Bentovim brings extensive operating and financial management experience with a focus on maximizing shareholder value.

“We are pleased to have an individual as talented and experienced as Lyron join our board of directors,” commented Lissa A. Goldenstein, Argonaut’s president and chief executive officer. “As we complete the sale transaction with Biotage AB , we will focus our efforts on winding-up our remaining assets and liabilities to maximize the return to our shareholders. Consistent with our focus on identifying and leveraging key strategic assets, we remain determined to fully utilize the critical resources our highly competent and committed board of directors can contribute to our enterprise.”

Bentovim has a broad range of financial and operating experience in direct management of small businesses and in consulting with numerous Fortune 1000 companies. Prior to SKIRITAI Capital, Mr. Bentovim served as president and COO of WebBrix Inc., an innovative retail channel provider of physical space and services. Prior to WebBrix, Mr. Bentovim spent four years as a senior engagement manager with strategy consultancies USWeb/CKS, the Mitchell Madison Group and McKinsey & Company. Mr. Bentovim has a MBA from Yale School of Management and a law degree from the Hebrew University in Jerusalem.

“I am pleased to join Argonaut’s board of directors. I believe I can contribute to Argonaut’s strategy, as described in its Proxy Statement filed with the SEC on May 2, 2004 by assisting management to make critical decisions focused on the creation of shareholder value,” stated Bentovim.

About Argonaut Technologies, Inc.

Argonaut is a leading provider of consumables, instruments and services designed to help the pharmaceutical industry accelerate drug development. Argonaut’s products enable chemists to increase productivity, reduce operating costs, achieve faster time-to-market, and explore the increasing number of targets and chemical compounds available for drug development. Argonaut develops products in close consultation and collaboration with scientists from leading pharmaceutical companies. More than 1,200 customers use Argonaut’s products worldwide.

Forward Looking Statements

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Argonaut disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such forward-looking statements include, without limitation, statements regarding the company’s future prospects. Any such forward-looking statements reflect the judgment of our management as of the date of this release, and involve risks and uncertainties, including the risks that we may not be successful in creating and implementing plans to maximize shareholder value following our asset sale to Biotage AB and other risk factors that are discussed in Argonaut’s Annual Report on Form 10-K for the year ended December 31, 2004 and its other reports filed with the Securities and Exchange Commission.